EXHIBIT 10.5
Letter Agreement

May 6, 2008
          Dear Robin:
          I am pleased to inform you that the Compensation Committee of the Board of Directors has approved paying you a spot bonus in the amount of $150,000, with the proviso that you be required to repay the Company $75,000 of that amount if you are no longer employed by the Company in 12 months.
          I ask you to sign below to indicate your understanding, agreement and acceptance of this bonus under the terms stated above.

All the best,

/s/ Susan Lyne

Susan Lyne
Acknowledged, Agreed to and Accepted:
/s/ Robin Marino
Robin Marino
Date: May 8, 2008